Exhibit (g)(17) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

GLOBAL SUB-CUSTODIAN AGREEMENT

THIS GLOBAL SUB-CUSTODIAN AGREEMENT (“Agreement”), dated as of ___________________________, 2008, between THE HUNTINGTON NATIONAL BANK, a national bank organized under the laws of the United States (the Bank), acting as custodian and foreign custody manager on behalf of the management investment companies listed on Appendix A each of whom are registered with the Commission under the Investment Company Act of 1940 (each a “Fund” and collectively the “Funds”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&Co. or the Global Sub-custodian),

W I T N E S S E T H:

WHEREAS, the Bank serves as custodian and foreign custody manager for certain of its customers (Customers);

WHEREAS, the Bank wishes to employ BBH&Co. to act as Global Subcustodian and foreign custody manager for the Bank on its own behalf and on behalf of its Customers and to provide related services, all as provided herein, and BBH&Co. is willing to accept such employment, subject to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Bank and BBH&Co. hereby agree, as follows:

1.           Appointment of Custodian.  The Bank hereby delegates and appoints BBH&Co. as the Global Sub-custodian and foreign custody manager for the Bank and its Customers, and BBH&Co. hereby accepts such appointment.  All Investments delivered to the Global Sub-custodian or its agents or Sub-subcustodians shall be dealt with as provided in this Agreement.   The duties of the Global Sub-custodian with respect to such Investments shall be only as set forth expressly in this Agreement which duties are generally comprised of safekeeping and various administrative duties that will be performed in accordance with Instructions and as reasonably required to effect Instructions. BBH&Co. will provided to Bank a list of BBH&Co.’s Sub-subcustodians upon request from Bank.

2. Representations, Warranties and Covenants of the Bank.  The Bank hereby represents, warrants and covenants each of the following:

2.1           This Agreement has been, and at the time of delivery of each Instruction such Instruction will have been, duly authorized, executed and delivered by the Bank.  This Agreement, to the best of Bank’s knowledge, does not violate any Applicable Law or conflict with or constitute a default under the Bank's prospectus, articles of organization or other constitutive document, agreement, judgment, order or decree to which the Bank is a party or by which it is bound, including without limitation any agreement in effect between the Bank and any of its Customers whose assets may be maintained under this Agreement.

2.2           The Bank is (i) duly authorized under each agreement governing its relationship with any underlying Customer for whom it may be acting as agent to appoint BBH&Co. as its Global Sub-custodian on the terms and conditions hereunder; (ii) the agreement of each Customer with the Bank permits the custody and administration of Investments by an appointee of the Bank and a grant of a security interest therein, each as described in and on such terms as provided in this Agreement; and (iii) the representations contained in the general warranties and representations provided in Section 2.1 above also apply with respect to all Customers of the Bank and to any arrangements that the Bank may have with such Customers and to the safekeeping and administration of Investments hereunder.

2.3           By providing an Instruction with respect to the first acquisition of an Investment in a jurisdiction other than the United States of America, the Bank shall be deemed to have confirmed to the Global Sub-custodian that the Bank and its Customers have (a) assessed and accepted all material Country or Sovereign Risks and accepted responsibility for their occurrence, (b) made all determinations required to be made by the Bank or any Customer under Applicable Law, and (c) appropriately and adequately disclosed to its shareholders, other investors, Customers and all persons who have rights in or to such Investments, all material investment risks, including those relating to the custody and settlement infrastructure or the servicing of securities in such jurisdiction.

2.4           The Bank shall safeguard and shall solely be responsible for the safekeeping of any testkeys, identification codes, passwords, other security devices or statements of account with which the Global Sub-custodian provides it.  If the Bank uses any on-line or similar communications service made available by the Global Sub-custodian, the Bank shall be solely responsible for ensuring the security of its access to the service and for the use of the service, and shall only attempt to access the service and the Global Sub-custodian’s computer systems as directed by the Global Sub-custodian.  If the Global Sub-custodian provides any computer software to the Bank relating to the services described in this Agreement, the Bank will only use the software for the purposes for which the Global Sub-custodian provided the software to the Bank, and will abide by the license agreement accompanying the software and any other security policies which the Global Sub-custodian provides to the Bank.

2.5           Notwithstanding anything in this Agreement to contrary effect, the Bank specifically represents and warrants to the Global Sub-custodian that it shall at all times be principally liable for the repayment of any Advance made by the Global Sub-custodian under this Agreement in connection with any Instruction from an Authorized Person.

2.6           By providing an Instruction in respect of an Investment (which Instruction may relate to among other things, the execution of trades), the Bank hereby (i) authorizes BBH&Co. to complete such documentation as may be required or appropriate for the execution of the Instruction, and agrees to be contractually bound to the terms of such documentation “as is” without recourse against BBH&Co.; (ii) represents, warrants and covenants that it has accepted and agreed to comply with all Applicable Law, terms and conditions to which the Bank’s Customer’s investment may be bound, including without limitation, requirements imposed by the Investment prospectus or offering circular, subscription agreement, any application or other documentation relating to an Investment (e.g., compliance with suitability requirements and eligibility restrictions); (iii) acknowledges and agrees that BBH&Co. will not be responsible for the accuracy of any information provided to it by or on behalf of the Bank, or for any underlying commitment or obligation inherent to an Investment; (iv) represents, warrants and covenants that it will not effect any sale, transfer or disposition of Investment(s) held in BBH&Co.’s name by any means other than the issuance of an Instruction by the Bank to BBH&Co.; (v) acknowledges that collective investment schemes (and/or their agent(s)) in which the Bank invests may pay to BBH certain fees (including without limitation, shareholder servicing and/or trailer fees) in respect of the Bank’s Customer’s investments in such schemes; (vi) represents, warrants and covenants that it will provide BBH&Co. with such information as is necessary or appropriate to enable BBH&Co.’s performance pursuant to an Instruction or under this Agreement; (vii) represents that it is not a “Plan” (which term includes (1) employee benefit plans that are subject to the United States (“US”) Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the US Internal Revenue Code of 1986, as amended (the “Code”), (2) plans, individual retirement accounts and other arrangements that are subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements), or an entity purchasing shares on behalf of, or with the “plan assets” of, a Plan; and (viii) undertakes to inform BBH&Co. and to keep the same updated as to the status under ERISA or Section 4975 of the Code, each as amended, of the beneficial investor to the Investment, and as to any tax withholding or benefit to which an Investment may be subject.

3.           Representation and Warranty of BBH&Co.  BBH&Co. hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by BBH&Co. and does not and will not violate any Applicable Law or conflict with or constitute a default under BBH&Co.'s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH&Co. is a party or by which it is bound.  BBH&Co. warrants that it will conduct its business related to this Agreement in substantial compliance with all Applicable Laws and requirements, both state and federal, and that it and its employees, as applicable, have obtained all regulatory licenses, approvals and consent necessary to carry out the services to be preformed under this Agreement.  BBH&Co. further warrants that (i) all services performed under this Agreement will be performed in a professional manner consistent with the generally accepted industry standards of care and competence as found in Section 9 hereof.

4           Instructions.  Unless otherwise explicitly indicated herein, the Global Sub-custodian shall perform its duties pursuant to Instructions.  As used herein, the term Instruction shall mean a directive initiated by the Bank, acting directly or through its directors, officers or other Authorized Persons, which directive shall conform to the requirements of this Section 4.

4.1
Authorized Persons.  For purposes hereof, an Authorized Person shall be a person or entity authorized to give Instructions for or on behalf of the Bank by written notices to the Global Sub-custodian or otherwise in accordance with procedures delivered to and acknowledged by the Global Sub-custodian.   The Global Sub-custodian may treat any Authorized Person as having full authority of the Bank to issue Instructions hereunder unless the notice of authorization contains explicit limitations as to said authority.  The Global Sub-custodian shall be entitled to rely upon the authority of Authorized Persons until it receives appropriate written notice from the Bank to the contrary.

4.2
Form of Instruction.  Each Instruction shall be transmitted by such secured or authenticated electro-mechanical means as the Global Sub-custodian shall make available to the Bank from time to time unless the Bank shall elect to transmit such Instruction in accordance with Subsections 4.2.1 through 4.2.3 of this Section.

4.2.1           Written Instructions.  Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons

4.2.2           Bank Designated Secured-Transmission Method. Instructions may be transmitted through a secured or tested electro-mechanical means identified by the Bank or by an Authorized Person entitled to give Instruction and acknowledged and accepted by the Global Sub-custodian, it being understood that such acknowledgment shall authorize the Global Sub-custodian to accept such means of delivery but shall not represent a judgment by the Global Sub-custodian as to the reasonableness or security of the means utilized by the Authorized Person.

4.2.3           Other Forms of Instruction.  Instructions may also be transmitted by another means determined by the Bank or Authorized Persons and acknowledged and accepted by the Global Sub-custodian (subject to the same limits as to acknowledgements as are contained in Subsection 4.2.1, above) including Instructions given orally or by SWIFT or telefax (whether tested or untested).

When an Instruction is given by means established under Subsections 4.2.1 through 4.2.3, it shall be the responsibility of the Global Sub-custodian to use reasonable care to adhere to any security or other procedures established in writing between the Global Sub-custodian and the Authorized Person with respect to such means of Instruction, but the Authorized Person shall be solely responsible for determining that the particular means chosen is reasonable under the circumstances.  Oral Instructions shall be binding upon the Global Sub-custodian only if and when the Global Sub-custodian takes action with respect thereto.  With respect to telefax instructions, the parties agree and acknowledge that receipt of legible instructions cannot be assured, that the Global Sub-custodian cannot verify that authorized signatures on telefax instructions are original or properly affixed, and that the Global Sub-custodian shall not be liable for losses or expenses incurred through actions taken in reliance on inaccurately stated, illegible or unauthorized telefax instructions.  The provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfers performed in accordance with Instructions.  The Funds Transfer Services Schedule and the Electronic and Online Services Schedule to this Agreement shall each comprise a designation of a means of delivering Instructions for purposes of this Section 4.2.

4.3           Completeness and Contents of Instructions.  The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions.  Particularly, upon any acquisition or disposition or other dealing in Investments and upon any delivery and transfer of any Investment or moneys, the person initiating the Instruction shall give the Global Sub-custodian an Instruction with appropriate detail, including, without limitation:

4.3.1           The transaction date and the date and location of settlement;

4.3.2           The specification of the type of transaction;

4.3.3           A description of the Investments or moneys in question, including, as appropriate, quantity, price per unit, amount of money to be received or delivered and currency information.  Where an Instruction is communicated by electronic means, or otherwise where an Instruction contains an identifying number such as a CUSIP, SEDOL or ISIN number, the Global Sub-custodian shall be entitled to rely on such number as controlling notwithstanding any inconsistency contained in such Instruction, particularly with respect to Investment description; and

4.3.4           The name of the broker or similar entity concerned with execution of the transaction.

If the Global Sub-custodian determines that an Instruction is either unclear or incomplete, the Global Sub-custodian may give prompt notice of such determination to the Bank, and the Bank shall thereupon amend or otherwise reform the Instruction.  In such event, the Global Sub-custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.

4.4
Timeliness of Instructions.  In giving an Instruction, the Bank shall take into consideration delays which may occur due to the involvement of a Sub-subcustodian or agent, differences in time zones, and other factors particular to a given market, exchange or issuer.  When the Global Sub-custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction, or when an Instruction is received by the Global Sub-custodian at such a time that it could not reasonably be expected to have acted on such instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Global Sub-custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Bank.

 5.           Safekeeping of Bank Assets.  The Global Sub-custodian shall hold Investments delivered to it or Sub-subcustodians for the Bank in accordance with the provisions of this Section.   The Global Sub-custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its Sub-subcustodians, or, (b) pre-existing faults or defects in Investments that are delivered to the Global Sub-custodian or its Sub-subcustodians.  The Global Sub-custodian is hereby authorized to hold with itself or a Sub-subcustodian, and to record in one or more accounts, all Investments delivered to and accepted by the Global Sub-custodian, any Sub-subcustodian or their respective agents pursuant to an Instruction or in consequence of any corporate action or income event.  The Global Sub-custodian shall hold Investments for the account of the Bank and shall segregate Investments from assets belonging to the Global Sub-custodian and shall cause its Sub-subcustodians to segregate Investments from assets belonging to the Sub-subcustodian in an account held for the Bank or in an account maintained by the Sub-subcustodian generally for non-proprietary assets of the Global Sub-custodian.

5.1           Use of Securities Depositories. The Global Sub-custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Sub-subcustodians appointed by the Global Sub-custodian.  Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Global Sub-custodian or the Sub-subcustodian, as the case may be, and (b) in an account for the Bank or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the Depository.  If market practice or the rules and regulations of the Securities Depository prevent the Global Sub-custodian, the Sub-subcustodian or (any agent of either) from holding its client assets in such a separate account, the Global Sub-custodian, the Sub-subcustodian or other agent shall as appropriate segregate such Investments for the benefit of the Bank or for the benefit of clients of the Global Sub-custodian generally on its own books.

5.2           Certificated Assets.  Investments which are certificated may be held in registered or bearer form: (a) in the Global Sub-custodian's vault; (b) in the vault of a Sub-subcustodian or agent of the Global Sub-custodian or a Sub-subcustodian; or (c) in an account maintained by the Global Sub-custodian, Sub-subcustodian or agent at a Securities Depository, all in accordance with customary market practice in the jurisdiction in which any Investments are held.

5.3           Registered Assets.  Investments which are registered may be registered in the name of the Global Sub-custodian, a Sub-subcustodian, or in the name of the Bank or a nominee for any of the foregoing, and may be held in any manner set forth in Section 5.2 above with or without any identification of fiduciary capacity in such registration.

5.4           Book Entry Assets.  Investments which are represented by book-entry may be so held in an account maintained by the Book-entry Agent on behalf of the Global Sub-custodian, a Sub-subcustodian, an Agent of the Global Sub-custodian, or a Securities Depository.

5.5           Replacement of Lost Investments.  In the event of a loss of Investments for which loss the Global Sub-custodian is responsible under the terms of this Agreement,  the Global Sub-custodian shall replace such Investment, or in the event that such replacement cannot be effected, the Global Sub-custodian shall pay to the Bank the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Global Sub-custodian with respect to such loss, or, such other amount as shall be agreed by the parties.

6.           Administrative Duties of the Global Sub-custodian.  The Global Sub-custodian shall perform the following administrative duties with respect to Investments of the Bank or its Customers.

6.1           Purchase of Investments. Pursuant to Instruction, Investments purchased for the account of the Bank shall be paid for (a) against delivery thereof to the Global Sub-custodian or a Sub-subcustodian, as the case may be, either directly or through a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (b) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

6.2           Sale of Investments.  Pursuant to Instruction, Investments sold for the account of the Bank shall be delivered (a) against payment therefor in cash, by check or by bank wire transfer, (b) by credit to the account of the Global Sub-custodian or the applicable Sub-subcustodian, as the case may be, with a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (c) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such  Investment.

6.3           Delivery and Receipt in Connection with Borrowings of the Bank or other Collateral and Margin Requirements.  Pursuant to Instruction, the Global Sub-custodian may deliver or receive Investments or cash of the Bank in connection with borrowings or loans by the Bank and other collateral and margin requirements.

6.4            Futures and Options.  If, pursuant to an Instruction, the Global Sub-custodian shall become a party to an agreement with the Bank and a futures commission merchant regarding margin (Tri-Party Agreement), the Global Sub-custodian shall (a) receive and retain, to the extent the same are provided to the Global Sub-custodian, confirmations or other documents evidencing the purchase or sale by the Bank of exchange-traded futures contracts and commodity options, (b) when required by such Tri-Party Agreement, deposit and maintain in an account opened pursuant to such Agreement (Margin Account), segregated either physically or by book-entry in a Securities Depository for the benefit of any futures commission merchant, such Investments as the Bank shall have designated as initial, maintenance or variation "margin" deposits or other collateral intended to secure the Bank's performance of its obligations under the terms of any exchange-traded futures contracts and commodity options; and (c) thereafter pay, release or transfer Investments into or out of the margin account in accordance with the provisions of  such Agreement. Alternatively, the Global Sub-custodian may deliver Investments, in accordance with an Instruction, to a futures commission merchant for purposes of margin requirements in accordance with Rule 17f-6 under the 1940 Act.  The Global Sub-custodian shall in no event be responsible for the acts and omissions of any futures commission merchant to whom Investments are delivered pursuant to this Section; for the sufficiency of Investments held in any Margin Account; or, for the performance of any terms of any exchange-traded futures contracts and commodity options.

6.5           Contractual Obligations and Similar Investments.  From time to time, the Bank's or Customers’ assets may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by Book-entry Agent, registrar or similar agent for recording ownership interests in the relevant Investment.  If the Bank or its Customers shall at any time acquire such Investments, including without limitation deposit obligations, loan participations, repurchase agreements and derivative arrangements, the Global Sub-custodian shall (a) receive and retain, to the extent the same are provided to the Global Sub-custodian, confirmations or other documents evidencing the arrangement; and (b) perform on the Bank's account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction.   The Global Sub-custodian shall have no responsibility for agreements running to the Bank or its Customers as to which it is not a party other than to retain, to the extent the same are provided to the Global Sub-custodian, documents or copies of documents evidencing the arrangement and, in accordance with Instruction, to include such arrangements in reports made to the Bank.

6.6           Exchange of Securities.  Unless otherwise directed by Instruction, the Global Sub-custodian shall:  (a) exchange securities held for the account of the Bank for other securities in connection with any reorganization, recapitalization, conversion, stock split, change of par value of shares or similar event, and (b) deposit any such securities in accordance with the terms of any reorganization or protective plan.

6.7           Surrender of Securities.  Unless otherwise directed by Instruction, the Global Sub-custodian may surrender securities: (a) in temporary form for definitive securities; (b) for transfer into the name of an entity allowable under Section 5.3; and (c) for a different number of certificates or instruments representing the same number of shares or the same principal amount of indebtedness.

6.8           Rights, Warrants, Etc.  Pursuant to Instruction, the Global Sub-custodian shall (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to any agent of such issuer or trustee, for purposes of exercising such rights or selling such securities, and (b) deliver securities in response to any tender offer.

6.9           Mandatory Corporate Actions.  Unless otherwise directed by Instruction, the Global Sub-custodian shall: (a) comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions or similar rights of securities ownership affecting securities held on the Bank’s account and promptly notify the Bank of such action, and (b) collect all stock dividends, rights and other items of like nature with respect to such securities.

6.10           Income Collection.  Unless otherwise directed by Instruction, the Global Sub-custodian shall collect any amount due and payable to the Bank with respect to Investments and promptly credit the amount collected to a Principal or Agency Account; provided, however, that the Global Sub-custodian shall not be responsible for: (a) the collection of amounts due and payable with respect to Investments that are in default, or (b) the collection of cash or share entitlements with respect to Investments that are not registered in the name of the Global Sub-custodian or its Sub-subcustodians.  The Global Sub-custodian is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to the Bank with respect to Investments.

6.11           Corporate Action Information.  In fulfilling the duties set forth in Sections 6.6 through 6.10 above, the Global Sub-custodian shall provide to the Bank such material information pertaining to a corporate action which the Global Sub-custodian actually receives; provided that the Global Sub-custodian shall not be responsible for the completeness or accuracy of such information. Information relative to any pending corporate action made available to the Bank via any of the services described in the Electronic and Online Services Schedule shall constitute the delivery of such information by the Global Sub-custodian hereunder.  Any advance credit of cash or shares expected to be received as a result of any corporate action shall be subject to actual collection and may, when the Global Sub-custodian deems collection unlikely, be reversed by the Global Sub-custodian.

6.12           Proxy Materials.  The Global Sub-custodian shall deliver, or cause to be delivered, to the Bank, proxy forms, notices of meeting, and any other notices or announcements materially affecting or relating to Investments received by the Global Sub-custodian.  Information relative to any pending corporate action made available to the Bank via any of the services described in the Electronic and Online Services Schedule shall constitute the delivery of such information by the Global Sub-custodian hereunder.

6.13           Ownership Certificates and Disclosure of the Bank's Interest.  The Global Sub-custodian is hereby authorized to execute on behalf of the Bank ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Bank with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

With respect to securities issued in the United States of America, the Global Sub-custodian [   ] may [   ] may not release the identity of the Bank to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and the Bank.  IF NO BOX IS CHECKED, THE GLOBAL SUB-CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES CONTRARY INSTRUCTIONS FROM THE BANK.  With respect to securities issued outside of the United States of America, information shall be released in accordance with law or custom of the particular country in which such security is located.

6.14           Taxes.  The Global Sub-custodian shall, where applicable and to the extent practicable, assist the Bank in the reclamation of taxes withheld on dividends and interest payments received by the Bank.  In the performance of its duties with respect to tax withholding and reclamation, the Global Sub-custodian shall be entitled to rely on the advice of counsel and upon information and advice regarding the Bank’s and its Customers’ tax status that is received from or on behalf of the Bank without duty of separate inquiry.

6.15           Other Dealings.  The Global Sub-custodian shall otherwise act as directed by Instruction, including without limitation effecting the free payments of moneys or the free delivery of securities, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Global Sub-custodian shall record the party to whom the payment or delivery is made.

6.16           Nondiscretionary Details and Minor Expenses.  The Global Sub-custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction, and may make payments to itself or others for minor expenses of administering Investments under this Agreement, provided that the Bank shall have the right to request an accounting with respect to such expenses, and the right to request a then current schedule of the customary fees and charges for such services.

 6.17           Use of Agents.  The Global Sub-custodian may at any time in its discretion appoint (and may at any time remove) agents (other than Sub-subcustodians) to carry out some or all of the administrative provisions of this Agreement (Agents), provided, however, that the appointment of an agent shall not relieve the Global Sub-custodian of its administrative obligations under this Agreement.

7.           Cash Accounts, Deposits and Money Movements.  Subject to the terms and conditions set forth in this Section 7, the Bank hereby authorizes the Global Sub-custodian to open and maintain, with itself or with Sub-subcustodians, cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which the Bank on behalf of its Customers maintains Investments or in such other currencies as the Bank shall from time to time request by Instruction.  Notwithstanding anything in this Agreement to contrary effect, the Bank shall be liable as principal for any overdrafts occurring in any cash accounts.

7.1           Types of Cash Accounts. Cash accounts opened on the books of the Global Sub-custodian (Principal Accounts) shall be opened in the name of the Bank.  Such accounts collectively shall be a deposit obligation of the Global Sub-custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in Section 9.  Cash accounts opened on the books of a Sub-subcustodian may be opened in the name of the Bank or the Global Sub-custodian or in the name of the Global Sub-custodian for its customers generally (Agency Accounts). Such deposits shall be obligations of the Sub-subcustodian and shall be treated as an Investment of the Bank.  Accordingly, the Global Sub-custodian shall be responsible for exercising reasonable care in the administration of such accounts but shall not be liable for their repayment in the event such Sub-subcustodian, by reason of its bankruptcy, insolvency or otherwise, fails to make repayment.

7.1.1.
Administrative Accounts.  In connection with the services provided hereunder, the Global Sub-custodian is hereby directed to open cash accounts on its books and records from time to time for the purposes of receiving subscriptions and/or processing redemptions on behalf of the Bank and/or Customers, and/or for the purposes of aggregating, netting and/or clearing transactions (including, without limitation foreign exchange, repurchase agreements, capital stock activity, expense payment) or other administrative purposes, each on behalf of the Bank and/or Customers (each an “Account”).  Each such Account shall be subject to the terms and conditions of this Agreement and the Bank shall be liable for the satisfaction of its own obligations and the obligations of Customers in connection with each Account.

7.2           Payments and Credits with Respect to the Cash Accounts. The Global Sub-custodian shall make payments from or deposits to any of the cash accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to Investments, and otherwise in accordance with Instructions.  The Global Sub-custodian and its Sub-subcustodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit.  Any credit made to any Principal or Agency Account before actual receipt of cleared funds shall be provisional and may be reversed by the Global Sub-custodian in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Global Sub-custodian or any Sub-subcustodian, all deposits shall be payable only at the branch of the Global Sub-custodian or Sub-subcustodian where the deposit is made or carried.

7.3           Currency and Related Risks.  The Bank on behalf of its Customers bears risks of holding or transacting in any currency, including any mark to market exposure associated with a foreign exchange transaction undertaken with the Global Sub-custodian.   The Global Sub-custodian shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (a) in which such Principal or Agency Accounts are maintained or (b) in which such currency is issued, and in no event shall the Global Sub-custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event.  Without limiting the generality of the foregoing, neither the Global Sub-custodian nor any Sub-subcustodian shall be required to repay any deposit made at a foreign branch of either the Global Sub-custodian or Sub-subcustodian if such branch cannot repay the deposit due to a cause for which the Global Sub-custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Global Sub-custodian or such Sub-subcustodian expressly agrees in writing to repay the deposit under such circumstances.  All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the Bank shall be for the account of the Bank.

7.4           Foreign Exchange Transactions.  The Global Sub-custodian shall, subject to the terms of this Section, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of the Bank with such currency brokers or banking institutions, including Sub-subcustodians, as the Bank may direct pursuant to Instructions.  The Global Sub-custodian may act as principal in any foreign exchange transaction with the Bank in accordance with Section 7.4.2 of this Agreement.  The obligations of the Global Sub-custodian in respect of all foreign exchange transactions (whether or not the Global Sub-custodian shall act as principal in such transaction) shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

7.4.1                      Third Party Foreign Exchange Transactions.  The Global Sub-custodian shall process foreign exchange transactions (including without limitation contracts, futures,  options, and options on futures), where any third party acts as principal counterparty to the Bank on the same basis it performs duties as agent for the Bank with respect to any other of the Bank’s Customer’s investments. Accordingly, the Global Sub-custodian shall only be responsible for delivering or receiving currency on behalf of the Bank in respect of such contracts pursuant to Instructions. The Global Sub-custodian shall not be responsible for the failure of any counterparty (including any Sub-subcustodian) in such agency transaction to perform its obligations thereunder. The Global Sub-custodian (a) shall transmit cash and Instructions to and from the currency broker or banking institution with which a foreign exchange contract or option has been executed pursuant hereto, (b) may make free outgoing payments of cash in the form of Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, (c) may, in connection with cash payments made to third party currency broker/dealers for settlement of the Bank’s foreign exchange spot or forward transactions, foreign exchange swap transactions and similar foreign exchange transactions, process settlements using the facilities of CLS Bank according to CLS Bank’s standard terms, and (d) shall hold all confirmations, certificates and other documents and agreements received by the Global Sub-custodian and evidencing or relating to such foreign exchange transactions in safekeeping.  The Bank accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that the Bank shall be responsible for any and all costs and interest charges which may be incurred by the Bank or the Global Sub-custodian as a result of the failure or delay of third parties to deliver foreign exchange.

7.4.2           Foreign Exchange with the Global Sub-custodian as Principal.  The Global Sub-custodian as principal may undertake foreign exchange transactions with the Bank as the Global Sub-custodian and the Bank may agree from time to time.  In this event, the foreign exchange transaction will be performed in accordance with the particular agreement of the parties, or in the event a principal foreign exchange transaction is initiated by Instruction in the absence of specific agreement, the transaction will be performed in accordance with the usual commercial terms of the Global Sub-custodian.   In the event that the Bank defaults on the settlement of any such foreign exchange transaction with the Global Sub-custodian, the Bank shall be liable for contracted currency of the transaction together with any mark to market exposure associated with the replacement purchase of the contracted currency undertaken with the Global Sub-custodian.

7.5           Delays.  If no event of  Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence or willful misconduct of the Global Sub-custodian in carrying out an Instruction to credit or transfer cash, the Global Sub-custodian shall be liable to the Bank:  (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Global Sub-custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Sub-subcustodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Global Sub-custodian shall not be liable for delays in carrying out such Instructions to transfer cash which are not due to the Global Sub-custodian's own negligence or willful misconduct.

7.6           Advances.  If, for any reason in connection with this Agreement the Global Sub-custodian or any Sub-Subcustodian makes an Advance to facilitate settlement or otherwise for the benefit of the Bank or its Customers (whether or not any Principal or Agency Account shall be overdrawn either during, or at the end of, any Business Day), the Bank hereby does:

7.6.1           acknowledge that the Bank shall have no right, title or interest in or to any Investments purchased with such Advance or proceeds of such Investments, and that any credit to an account of Bank shall be provisional, until: (a) the debit of the Principal or Agency Account by Global Sub-custodian for an amount equal to Advance Costs; and/or (b) if such debit produces an overdraft in such account, reimbursement to the Global Sub-custodian or Sub-subcustodian for the amount of such overdraft;

7.6.2           acknowledge that the Global Sub-custodian has an automatically perfected statutory security interest in Investments purchased with any such Advance pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of New York from time to time;

7.6.3           in addition, in order to secure the obligations of the Bank to pay or perform any and all obligations of the Bank pursuant to this Agreement, including without limitation to repay any Advance made pursuant to this Agreement, grant to the Global Sub-custodian a security interest in all Investments and proceeds thereof (as defined in the Uniform Commercial Code as currently in effect in the State of New York); and agree to take, and agree that the Global Sub-custodian may take, in respect of the security interest referenced above, any further actions that the Global Sub-custodian may reasonably require.

7.7           Global Sub-custodian’s Rights.  Neither the Global Sub-custodian nor any Sub-subcustodian shall be obligated to make any Advance or to allow an Advance to occur to the Bank, and in the event that the Global Sub-custodian or any Sub-subcustodian does make or allow an Advance, any such Advance and any transaction giving rise to such Advance shall be for the account and risk of the Bank and shall not be deemed to be a transaction undertaken by the Global Sub-custodian for its own account and risk.  If such Advance shall have been made or allowed by a Sub-subcustodian or any other person, the Global Sub-custodian may assign all or part of its security interest referenced above and any other rights granted to the Global Sub-custodian hereunder to such Sub-subcustodian or other person.  If the Bank shall fail to repay the Advance Costs when due, the Global Sub-custodian or its assignee, as the case may be, shall be entitled to a portion of the available cash balance in any Agency or Principal Account equal to such Advance Costs, and the Bank authorizes the Global Sub-custodian, on behalf of the Bank, to pay an amount equal to such Advance Costs irrevocably to such Sub-subcustodian or other person, and to dispose of any property in such Account to the extent necessary to make such payment.  Any Investments credited to accounts subject to this Agreement created pursuant hereto shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code as in effect in the State of New York from time to time.  Accordingly, the Global Sub-custodian and any Sub-subcustodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 8 and 9.

7.8           Integrated Account.  For purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in Dollars) shall collectively constitute a single and indivisible current account with respect to the Bank's obligations to the Global Sub-custodian, or its assignee, and balances in such Principal Accounts shall be available for satisfaction of the Bank's obligations under this Section 7.  The Global Sub-custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all Principal Accounts is overdrawn.

8.           Sub-subcustodians and Securities Depositories.  Subject to the provisions hereinafter set forth in this Section 8, the Bank hereby authorizes the Global Sub-custodian to utilize Securities Depositories to act on behalf of the Bank and to appoint from time to time and to utilize Sub-subcustodians. With respect to securities and cash held by a Sub-subcustodian, either directly or indirectly (including by a Securities Depository or Clearing Corporation), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with (a) governmental regulations, (b) rules of Securities Depositories and Clearing Corporations, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Instructions.

8.1           Domestic Subcustodians and Securities Depositories.  The Global Sub-custodian may deposit and/or maintain, either directly or through one or more Agents appointed by the Global Sub-custodian, Investments of the Bank or its Customers in any Securities Depository in the United States, including The Depository Trust Company, provided such Depository meets applicable requirements of the Federal Reserve Bank or of the Securities and Exchange Commission. The Global Sub-custodian may, at any time, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder to act on behalf of the Bank or its Customers as a Sub-subcustodian for purposes of holding Investments of the Bank in the United States.

8.2  Foreign Subcustodians and Securities Depositories.  Unless instructed otherwise by the Bank, the Global Sub-custodian may deposit and/or maintain non-U.S. Investments of the Bank or its Customers in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an "eligible securities depository" under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation ("Rule 17f-7") or which by order of the Securities and Exchange Commission is exempted therefrom.   Prior to the time that securities are placed with such depository, but subject to the provisions of Section 8.2.4 below, the Global Subcustodian shall have prepared an assessment of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with Section 8.5.  Additionally, the Global Sub-custodian may, from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an “eligible foreign custodian” under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Bank or its Customers as a Sub-subcustodian for purposes of holding Investments of the Bank and/or its Customers outside the United States.

8.3  Review of Sub-subcustodians.  From time to time, the Global Sub-custodian may agree to perform certain reviews of Sub-subcustodians and of Sub-subcustodian Contracts at the Bank’s request.  In such event, the Global Sub-custodian's duties and obligations with respect to this review will be performed in accordance with the terms of  the attached 17f-5 Delegation Schedule to this Agreement.

8.4  Approval of Foreign Sub-subcustodians.   Unless and except to the extent that the Bank has requested the Global Sub-custodian and the Global Sub-custodian has accepted delegation of review of certain matters concerning the appointment of Sub-subcustodians pursuant to Subsection 8.3, the Global Sub-custodian shall, prior to the appointment of any Sub-subcustodian for purposes of holding Investments of the Bank or its Customers outside the United States, obtain written confirmation of the approval of the Bank with respect to (a) the identity of a Sub-subcustodian, and (b) the Sub-subcustodian agreement which shall govern such appointment, such approval to be signed by an Authorized Person.  An Instruction to open an account in a given country shall comprise authorization of the Global Sub-custodian to hold assets in such country in accordance with the terms of this Agreement.   The Global Sub-custodian shall not be required to make independent inquiry as to the authorization of the Bank or its Customers to invest in such country.

8.5  Monitoring and Risk Assessment of Securities Depositories.  Prior to the placement of any assets of the Bank or its Customers with a non-U.S. Securities Depository, the Global Sub-custodian:  (a)  shall provide to the Bank an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Bank of any material changes in such risk.   In performing its duties under this subsection, the Global Sub-custodian shall use reasonable care and may rely on such reasonable sources of information as may be available including but not limited to:  (i) published ratings; (ii) information supplied by a Sub-subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant Foreign Financial Regulatory Authority.  It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Global Sub-custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Global Sub-custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with reasonable care.  The risk assessment shall be provided to the Bank by such means as the Global Sub-custodian shall reasonably establish.  Advices of material change in such assessment may be provided by the Global Sub-custodian in the manner established as customary between the Bank and the Global Sub-custodian for transmission of material market information.

8.6           Responsibility for Sub-subcustodians.  Except as provided in the last sentence of this Section 8.6, the Global Sub-custodian shall be liable to the Bank for any loss or damage to the Bank caused by or resulting from the acts or omissions of any Sub-subcustodian to the extent that such acts or omissions would be deemed to be negligence, gross negligence or willful misconduct in accordance with the terms of the relevant subcustodian agreement under the laws, circumstances and practices prevailing in the place where the act or omission occurred.  The liability of the Global Sub-custodian in respect of the countries and Sub- subcustodians so designated by the Global Sub-custodian, from time to time, on the Global Custody Network Listing, shall be subject to the additional condition that the Global Sub-custodian actually recovers such loss or damage from the Sub-subcustodian.

8.7           New Countries.  The Bank shall be responsible for informing the Global Sub-custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Sub-subcustodian is authorized to act in order that the Global Sub-custodian shall, if it deems appropriate to do so, have sufficient time to establish a sub-subcustodial arrangement in accordance herewith. In the event the Global Sub-custodian is unable to establish such arrangements prior to the time the Investment is to be acquired, the Global Sub-custodian is authorized to designate at its discretion a local safekeeping Agent, and the use of such local safekeeping Agent shall be at the sole risk of the Bank, and accordingly the Global Sub-custodian shall be responsible to the Bank for the actions of the Agent if and only to the extent the Global Sub-custodian shall have recovered from the Agent for any damages caused the Bank by the Agent.

9.           Responsibility of the Global Sub-custodian.  In performing its duties and obligations hereunder, the Global Sub-custodian shall use reasonable care under the facts and circumstances prevailing in the market where performance is effected.  Subject to the specific provisions of this Section, the Global Sub-custodian shall be liable for any direct damage incurred by the Bank in consequence of the Global Sub-custodian's negligence, bad faith or willful misconduct.  In no event shall the Global Sub-custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Global Sub-custodian has been advised of the possibility of such damages. It is agreed that the Global Sub-custodian shall have no duty to assess the risks inherent in the Bank’s Customer’s investments or to provide investment advice with respect to such Investments and that the Bank as principal shall bear any risks attendant to particular Investments such as failure of counterparty or issuer.

9.1           Limitations of Performance.  The Global Sub-custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of the following causes:

 9.1.1           Force Majeure. Force Majeure shall mean any circumstance or event which is beyond the reasonable control of the Global Sub-custodian, a Sub-subcustodian or any agent of the Global Sub-custodian or a Sub-subcustodian and which adversely affects the performance by the Global Sub-custodian of its obligations hereunder, by the Sub-subcustodian of its obligations under its sub-subcustody agreement or by any other agent of the Global Sub-custodian or the Sub-subcustodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water or wind damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Country or Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, or (i) any other cause similarly beyond the reasonable control of the Global Sub-custodian.

9.1.2           Country Risk. Country Risk shall mean, with respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are transacted and held, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets.

9.1.3           Sovereign Risk. Sovereign Risk shall mean, in respect of any jurisdiction, including the United States of America, where an Investment is acquired or held hereunder or under a subcustody agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any Governmental Authority, (c) the confiscation, expropriation or nationalization of any Investment or cash deposit by any Governmental Authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting Investments or cash deposits, (f) any change in the Applicable Law, or (g) any other economic or political risk incurred or experienced.

9.2.           Limitations on Liability.  The Global Sub-custodian shall not be liable for any loss, claim, damage or other liability arising from the following causes:

9.2.1           Failure of Third Parties.  The failure of any third party including:  (a) any issuer of Investments or Book-entry Agent or other agent of an issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an Investment Adviser or other Agent of the Bank; or (d) failure of other third parties similarly beyond the control or choice of the Global Sub-custodian.

9.2.2           Information Sources. The Global Sub-custodian may rely upon information received from issuers of Investments or agents of such issuers, information received from Sub-subcustodians and from other commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information, provided that the Global Sub-custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.

9.2.3           Reliance on Instruction.  Action by the Global Sub-custodian or the Sub-subcustodian in accordance with an Instruction, even when such action conflicts with, or is contrary to any provision of, the Bank's declaration of trust, certificate of incorporation, by-laws, or other constitutive document, Applicable Law, or actions by the trustees, directors or shareholders of the Bank.

9.2.4           Restricted Securities.  The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Bank.

10.           Indemnification.  The Bank hereby indemnifies the Global Sub-custodian and each Sub-subcustodian, and their respective agents, nominees and the partners, employees, officers and directors, and agrees to hold each of them harmless from and against all claims and liabilities, including counsel fees and taxes, incurred or assessed against any of them in connection with the performance of this Agreement and any Instruction unless such claim is the result of or arises out of the negligence, bad faith or willful misconduct of Global Sub-custodian or such Sub-subcustodian.  If a Sub-subcustodian or any other person indemnified under the preceding sentence gives written notice of claim to the Global Sub-custodian, the Global Sub-custodian shall promptly give written notice to the Bank.  Not more than thirty days following the date of such notice, unless the Global Sub-custodian shall be liable under Section 8 hereof in respect of such claim, the Bank will pay the amount of such claim or reimburse the Global Sub-custodian for any payment made by the Global Sub-custodian in respect thereof.   BBH&Co. hereby indemnifies Bank and each of its affiliates, subsidiaries, directors, officers, and employees from and against all losses, claims, damages, costs and expenses (including reasonable attorneys' fees and expenses) and liabilities asserted against, imposed upon or incurred by Bank directly resulting from any negligent action taken or omission by BBH&Co. in accordance with the term of this Agreement or a material breach of any representation, warranty, covenant or agreement provided in this Agreement.

11.           Reports and Records.  The Global Sub-custodian shall:

11.1           create and maintain records relating to the performance of its obligations under this Agreement;

11.2           make available to the Bank, its auditors, agents and employees, upon reasonable request and during normal business hours of the Global Sub-custodian, all records maintained by the Global Sub-custodian pursuant to paragraph 11.1 above, subject, however, to all reasonable security requirements of the Global Sub-custodian then applicable to the records of its custody customers generally; and

11.3           make available to the Bank all Electronic Reports; it being understood that the Global Sub-custodian shall not be liable hereunder for the inaccuracy or incompleteness thereof or for errors in any information included therein.

11.4           The Bank shall examine all records, however produced or transmitted, promptly upon receipt thereof and notify the Global Sub-custodian promptly of any discrepancy or error therein.  Unless the Bank delivers written notice of any such discrepancy or error within a reasonable time after its receipt thereof, such records shall be deemed to be true and accurate.

11.5           The Bank acknowledges that the Global Sub-custodian obtains information on the value of assets from outside sources which may be utilized in certain reports made available to the Bank. The Global Sub-custodian deems such sources to be reliable but the Bank acknowledges and agrees that the Global Sub-custodian does not verify such information nor make any representations or warranties as to its accuracy or completeness and accordingly shall be without liability in selecting and using such sources and furnishing such information.

12.           Miscellaneous.

12.1           Powers of Attorney, etc.  The Bank will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be necessary or desirable for the Global Sub-custodian to provide, or to cause any Sub-subcustodian to provide, custody services.

12.2           Entire Agreement.  Except as specifically provided herein, this Agreement including the 17f-5 Delegation Schedule, Appendix A or other schedules constitutes the entire agreement between the Bank and the Global Sub-custodian and supersedes any other oral or written agreements heretofore in effect between the Bank and the Global Sub-custodian with respect to the subject matter hereof.  No provision of this Agreement may be amended or terminated except by an instrument in writing signed by the party against which enforcement of the amendment or termination is sought, provided, however, that an Instruction shall, whether or not such Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Global Sub-custodian when it commences actions pursuant thereto or in accordance therewith. In the event of a conflict between the terms of this Agreement and the terms of a service level agreement or other operating agreement in place between the parties from time to time, the terms of this Agreement shall control.

12.3           Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Global Sub-custodian and the Bank and their successors and assignees, provided that the Bank may not assign this Agreement without the prior written consent of the Global Sub-custodian.   Each party agrees that only the parties to this agreement and /or their successors in interest shall have a right to enforce the terms of this Agreement.  Accordingly, no client of the Bank or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

12.4           GOVERNING LAW, JURISDICTION AND VENUE.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE.  THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY.  THE BANK IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  FURTHERMORE, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.5           Notices.  Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier, or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed.  All such notices shall be addressed, as follows:

If to the Bank:

Attn:

Telephone: (    )
Facsimile: (    )

If to the Global Sub-custodian:                                                      Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109
Attn:
Telephone:                      (617) 772-1818
Facsimile:                      (617) 772-XXXX,

or such other address as the Bank or the Global Sub-custodian may have designated in writing to the other.

12.6           Headings.  Paragraph headings included herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

12.7           Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.  This Agreement shall become effective when one or more counterparts have been signed and delivered by the Bank and the Global Sub-custodian.  A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Global Sub-custodian shall be protected in relying on the photocopy or telefax until the Global Sub-custodian has received the original of the Agreement.

12.9           Confidentiality.  The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Global Sub-custodian or any Sub-subcustodian, any Regulatory Authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

12.10           Tape-recording.  The Bank on behalf of itself and its Customers authorizes the Global Sub-custodian to tape record any and all telephonic or other oral instructions given to the Global Sub-custodian by or on behalf of the Bank, including from any Authorized Person.  This authorization will remain in effect until and unless revoked by the Bank in writing.  The Bank further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by Applicable Law.  Such tapes shall be available to the Bank for review, with reasonable notice, for a period of one (1) year after recording.

12.11           Counsel/Certified Public Accountant.  In fulfilling its duties hereunder, the Global Sub-custodian shall be entitled to receive and act upon the advice of (i) counsel and/or a certified public accountant  regularly retained by the Global Sub-custodian in respect of such matters, (ii) counsel and/or a certified public accountant for the Bank or (iii) such counsel or certified public accountant as the Bank and the Global Sub-custodian may agree upon, with respect to all matters, and the Global Sub-custodian shall be without liability for any action reasonably taken or omitted pursuant to such advice.

12.12             Conflict.  Nothing contained in this Agreement shall prevent the Global Sub-custodian and its associates from (i) dealing as a principal or an intermediary in the sale, purchase or loan of the Bank’s Customer’s investments to, or from the Global Sub-custodian or its associates; (ii) acting as a Global Sub-custodian, a Sub-subcustodian, a trustee, an agent, securities dealer, an investment manager or in any other capacity for any other client whose interests may be adverse to the interest of the Bank; or (iii) buying, holding, lending, and dealing in any way in any assets for the benefit of its own account, or for the account of any other client whose interests may be adverse to the Bank notwithstanding that the same or similar assets may be held or dealt in by, or for the account of the Bank by the Global Sub-custodian.  The Bank hereby voluntarily consents to, and waives any potential conflict of interest between the Global Sub-custodian and/or its associates and the Bank, and agrees that:

12.12.1                    the Global Sub-custodian’s and/or its associates’ engagement in any such transaction shall not disqualify the Global Sub-custodian from continuing to perform as the Global Sub-custodian of the Bank under this Agreement;

12.12.2                    the Global Sub-custodian and/or its associates shall not be under any duty to disclose any information in connection with any such transaction to the Bank;

12.12.3                    the Global Sub-custodian and/or its associates shall not be liable to account to the Bank for any profits or benefits made or derived by or in connection with any such transaction; and

12.12.4                    the Bank shall use all reasonable efforts to disclose this provision, among other provisions in this Agreement, to its Customers.

This waiver shall not insulate BBH&Co. from liability for engaging in transactions on the behalf of others which utilize unauthorized information obtained by BBH&Co. from the Banks and its use negatively impacts the Bank.

13.           Definitions.   The following defined terms will have the respective meanings set forth below.

13.1           Advance(s) shall mean any extension of credit by or through the Global Sub-custodian or by or through any Sub-subcustodian and shall include, without limitation, amounts due to the Global Sub-custodian as the principal counterparty to any foreign exchange transaction with the Bank as described in Section 7.4.2 hereof, or paid to third parties for account of the Bank or in discharge of any expense, tax or other item payable by the Bank.

13.2           Advance Costs shall mean any Advance, interest on the Advance and any related expenses, including without limitation any mark to market loss of the Global Sub-custodian or Sub-subcustodian on any Investment to which Section 7.6.1 applies.

13.3           Agency Account(s) shall mean any deposit account opened on the books of a Sub-subcustodian or other banking institution in accordance with Section 7.1 hereof.

13.4           Agent(s) shall have the meaning set forth in the last section of Section 6 hereof.

13.5           Applicable Law shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction, compliance with which is required or customarily observed in such jurisdiction.

13.6           Authorized Person(s) shall mean any person or entity authorized to give Instructions on behalf of the Bank in accordance with Section 4.1 hereof.

13.7           Book-entry Agent shall mean an entity acting as agent for the issuer of Investments for purposes of recording ownership or similar entitlement to Investments, including without limitation a transfer agent or registrar.

13.8           Clearing Corporation shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market.

13.9           Delegation Schedule shall mean any separate schedule entered into between the Global Sub-custodian and the Bank or its authorized representative with respect to certain matters concerning the appointment and administration of Sub-subcustodians.

13.10           Electronic and Online Services Schedule shall mean any separate agreement entered into between the Global Sub-custodian and the Bank or its authorized representative with respect to certain matters concerning certain electronic and online services as described therein and as may be made available from time to time by the Global Sub-custodian to the Bank.

13.11           Electronic Reports shall mean any reports prepared by the Global Sub-custodian and remitted to the Bank or its authorized representative via the internet or electronic mail.

13.12           Foreign Custody Manager shall mean the Global Sub-custodian acting as a delegate for the Bank and not for the Bank’s Customers.

13.13           Foreign Financial Regulatory Authority shall have the meaning given by Section 2(a)(50) of the 1940 Act.

13.14           Funds Transfer Services Schedule shall mean any separate agreement entered into between the Global Sub-custodian and the Bank or its authorized representative with respect to certain matters concerning the processing of payment orders from Principal Accounts of the Bank.

13.15           Global Custody Network Listing shall mean the Countries and Sub-subcustodians approved for Investments in non-U.S. Markets.

13.16           Instruction(s) shall have the meaning assigned in Section 4 hereof.

13.17           Investment(s) shall mean any investment asset of the Bank and/or its Customers, including without limitation: securities, bonds, notes, and debentures as well as receivables, derivatives, contractual rights or entitlements and other intangible assets, but shall not include any Principal Account.

13.18           Investment Advisor shall mean any person or entity who is an Authorized Person to give Instructions with respect to the investment and reinvestment of the Bank’s Customer’s investments.

13.19           Margin Account shall have the meaning set forth in Section 6.4 hereof.

13.20           Principal Account(s)  shall mean deposit accounts of the Bank carried on the books of BBH&Co. as principal in accordance with Section 7 hereof.

13.21           Safekeeping Account shall mean an account established on the books of the Global Sub-custodian or any Sub-subcustodian for purposes of segregating the interests of the Bank (or clients of the Global Sub-custodian or Sub-subcustodian) from the assets of the Global Sub-custodian or any Sub-subcustodian.

13.22           Securities Depository shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market.

13.23           Sub-subcustodian(s) shall mean each foreign bank appointed by the Global Sub-custodian pursuant to Section 8 hereof, but shall not include Securities Depositories.

13.24           Tri-Party Agreement shall have the meaning set forth in Section 6.4 hereof.

13.25           1940 Act shall mean the Investment Company Act of 1940.

14.           Compensation.  The Bank agrees to pay to the Global Sub-custodian (a) a fee in an amount set forth in the fee letter between the Bank and the Global Sub-custodian in effect on the date hereof or as amended from time to time, and (b) all out-of-pocket expenses incurred by the Global Sub-custodian, including the fees and expenses of all Sub-subcustodians, and payable from time to time.  Amounts payable by the Bank under and pursuant to this Section 14 shall be payable by ACH transfer to the Global Sub-custodian at BBH&Co. in New York, New York.

15.           Termination.  This Agreement may be terminated by either party in accordance with the provisions of this Section.  The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement.

15.1           Term, Notice and Effect.  This Agreement shall have an initial term of three (3) years from the date hereof.  Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days  following the date that notice to such effect shall be delivered to the other party at its address set forth in Section 12.5 hereof.  Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within 60 days, in which case termination  shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect.

15.2           Notice and Succession.   In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel, and other resourced modifications as well as the movement of records and materials and the conversion thereof shall be paid by the company for which Services shall cease to be performed hereunder.  Furthermore, to the extent that it appears impracticable given the circumstances to effect an orderly delivery of the necessary and appropriate records of BBH to a successor within the time specified in the notice of termination as aforesaid, BBH and the Company agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

15.3           Successor Global Sub-custodian.  In the event of the appointment of a successor Global Sub-custodian, it is agreed that the Investments of the Bank held by the Global Sub-custodian or any Sub-subcustodian shall be delivered to the successor Global Sub-custodian in accordance with reasonable Instructions.  The Global Sub-custodian agrees to cooperate with the Bank in the execution of documents and performance of other actions necessary or desirable in order to facilitate the succession of the new Global Sub-custodian.  If no successor Global Sub-custodian shall be appointed, the Global Sub-custodian shall in like manner transfer the Bank’s Customer’s investments in accordance with Instructions.

15.4
Delayed Succession.  If no Instruction has been given as of the effective date of termination, Global Sub-custodian may at any time on or after such termination date and upon ten (10) consecutive calendar days written notice to the Bank either (a) deliver the Investments of the Bank held hereunder to the Bank at the address designated for receipt of notices hereunder; or (b) deliver any Investments held hereunder to a bank or trust company having a capitalization of $2M equivalent and operating under the Applicable Law of the jurisdiction where such Investments are located, such delivery to be at the risk of the Bank.  In the event that Investments or moneys of the Bank remain in the custody of the Global Sub-custodian or its Sub-subcustodians after the date of termination owing to the failure of the Bank to issue Instructions with respect to their disposition or owing to the fact that such disposition could not be accomplished in accordance with such Instructions despite diligent efforts of the Global Sub-custodian, the Global Sub-custodian shall be entitled to compensation for its services with respect to such Investments and moneys during such period as the Global Sub-custodian or its Sub-subcustodians retain possession of such items and the provisions of this Agreement shall remain in full force and effect until disposition in accordance with this Section is accomplished.

16.       Compliance Policies and Procedures.  To assist the Bank in complying with Rule 38a-1 of the 1940 Act, BBH&Co. represents that it has adopted written policies and procedures reasonably designed to prevent violation of the federal securities laws in fulfilling its obligations under the Agreement and that it has in place a compliance program to monitor its compliance with those policies and procedures. BBH&Co will upon request provide the Bank with information about our compliance program as mutually agreed.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.                                                                                                THE HUNTINGTON NATIONAL BANK

By: __________________________________                                                                                                By: ________________________________
Name:                                                                                     Name:
Title:                                                                           Title:
Date:                                                                           Date:

Brown Brothers Harriman & Co. (“BBH&Co.”) is a limited partnership organized under the laws of the United States of America (“US”) and is subject to the US Treasury Regulations set forth under 31 CFR 500, et seq.  BBH&Co. may not establish any relationship with any Prohibited Person or Entity as such term is defined under the regulations.  No customer of BBH&Co. may be owned or controlled by an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224, issued on September 24, 2001 (“EO13224”) <www.treasury.gov/offices/enforcement/ofac/programs/terror/terror.pdf>; (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website; (iii) who commits, threatens to commit or supports “terrorism”, as such term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

FUNDS TRANSFER SERVICES SCHEDULE TO GLOBAL SUB-CUSTODIAN AGREEMENT

1. Execution of Payment Orders.  Brown Brothers Harriman & Co. (the Global Sub-custodian) is hereby instructed by The Huntington National Bank (the Bank) on behalf of the Funds listed on Appendix A to execute each payment order, whether denominated in United States dollars or other applicable currencies, received by the Global Subcustodian in the Bank’s name as sender and authorized and confirmed by an Authorized Person as defined in the Global Sub-custodian Agreement dated as of ______________, 2008 by and between the Global Sub-custodian and the Bank, as amended or restated from time thereafter (the Agreement), provided that the Bank has sufficient available funds on deposit in a Principal Account as defined in the Agreement and provided that the order (i) is received by the Global Sub-custodian in the manner specified in this Funds Transfer Services Schedule or any amendment hereafter; (ii) complies with any written instructions and restrictions of the Bank as set forth in this Funds Transfer Services Schedule or any amendment hereafter; (iii) is authorized by the Bank or is verified by the Global Sub-custodian in compliance with a security procedure set forth in Paragraph 2 below for verifying the authenticity of a funds transfer communication sent to the Global Sub-custodian in the name of the Bank or for the detection of errors set forth in any such communication; and (iv) contains sufficient data to enable the Global Sub-custodian to process such transfer.

2. Security Procedure.  The Bank hereby elects to use the procedure selected below as its security procedure (the Security Procedure). The Security Procedure will be used by the Global Sub-custodian to verify the authenticity of a payment order or a communication amending or canceling a payment order. The Global Sub-custodian will act on instructions received provided the instruction is authenticated by the Security Procedure. The Bank agrees and acknowledges in connection with (i) the size, type and frequency of payment orders normally issued or expected to be issued by the Bank to the Global Sub-custodian, (ii) all of the security procedures offered to the Bank by the Global Sub-custodian, and (iii) the usual security procedures used by customers and receiving banks similarly situated, that authentication through the Security Procedure shall be deemed commercially reasonable for the authentication of all payment orders submitted to the Global Sub-custodian.   The Bank hereby elects (please choose one) the following Security Procedure as described below:

[ ]
BIDS and BIDS Worldview Payment Products.  BIDS and BIDS Worldview Payment Products, are on-line payment order authorization facilities with built-in authentication procedures. The Global Sub-custodian and the Bank shall each be responsible for maintaining the confidentiality of passwords or other codes to be used by them in connection with BIDS. The Global Sub-custodian will act on instructions received through BIDS without duty of further confirmation unless the Bank notifies the Global Sub-custodian that its password is not secure.

[ ]
SWIFT. The Global Sub-custodian and the Bank shall comply with SWIFT’s authentication procedures. The Global Sub-custodian will act on instructions received via SWIFT provided the instruction is authenticated by the SWIFT system.

[ ]
Computer Transmission.  The Global Sub-custodian is able to accept transmissions sent from the Bank’s computer facilities to the Global Sub-custodian’s computer facilities provided such transmissions are encrypted and digitally certified or are otherwise authenticated in a reasonable manner based on available technology.  Such procedures shall be established in an operating protocol between the Global Sub-custodian and the Bank.

[ ]
Telefax Instructions. A payment order transmitted to the Global Sub-custodian by telefax transmission shall transmitted by the Bank to a telephone number specified from time to time by the Global Sub-custodian for such purposes.  If it detects no discrepancies, the Global Sub-custodian will follow one of the procedures below:

1.
If the telefax requests a repetitive payment order, the Global Sub-custodian may call the Bank at its last known telephone number, request to speak to the Bank or Authorized Person, and confirm the authorization and details of the payment order (a Callback); or

2.	If the telefax requests a non-repetitive order, the Global Sub-custodian will perform a Callback.

All faxes must be accompanied by a fax cover sheet which indicates the sender’s name, Bank name, telephone number, fax number, number of pages, and number of transactions or instructions attached.

[ ]
Telephonic. A telephonic payment order shall be called into the Global Sub-custodian at the telephone number designated from time to time by the Global Sub-custodian for that purpose. The caller shall identify herself/himself as an Authorized Person.  The Global Sub-custodian shall obtain the payment order data from the caller.  The Global Sub-custodian will follow one of the procedures below:

1.	If a telephonic repetitive payment order, the Global Sub-custodian may perform a Callback; or

2.	If a telephonic non-repetitive payment order, the Global Sub-custodian will perform a Callback.

In the event the Bank chooses a procedure which is not a Security Procedure as described above, the Bank agrees to be bound by any payment order (whether or not authorized) issued in its name and accepted by the Global Sub-custodian in compliance with the procedure selected by the Bank.

3.           Rejection of Payment Orders.                                                        The Global Sub-custodian shall give the Bank timely notice of the Global Sub-custodian ‘s rejection of a payment order. Such notice may be given in writing or orally by telephone, each of which is hereby deemed commercially reasonable.  In the event the Global Sub-custodian fails to execute a properly executable payment order and fails to give the Bank notice of the Global Sub-custodian ‘s non-execution, the Global Sub-custodian shall be liable only for the Bank’s actual damages and only to the extent that such damages are recoverable under UCC 4A (as defined in Paragraph 7 below).  Notwithstanding anything in this Funds Transfer Services Schedule and the Agreement to the contrary, the Global Sub-custodian shall in no event be liable for any consequential or special damages under this Funds Transfer Services Schedule, whether or not such damages relate to services covered by UCC 4A, even if the Global Sub-custodian has been advised of the possibility of such damages. Whenever compensation in the form of interest is payable by the Global Sub-custodian to the Bank pursuant to this Funds Transfer Services Schedule, such compensation will be payable in accordance with UCC 4A.

4.           Cancellation of Payment Orders.   The Bank may cancel a payment order but the Global Sub-custodian shall have no liability for the Global Sub-custodian‘s failure to act on a cancellation instruction unless the Global Sub-custodian has received such cancellation instruction at a time and in a manner affording the Global Sub-custodian reasonable opportunity to act prior to the Global Sub-custodian ‘s execution of the order.  Any cancellation shall be sent and confirmed in the manner set forth in Paragraph 2 above.

5.           Responsibility for the Detection of Errors and Unauthorized Payment Orders.   Except as may be provided, the Global Sub-custodian is not responsible for detecting any Bank error contained in any payment order sent by the Bank to the Global Sub-custodian. In the event that the Bank’s payment order to the Global Sub-custodian either (i) identifies the beneficiary by both a name and an identifying or bank account number and the name and number identify different persons or entities, or (ii) identifies any bank by both a name and an identifying number and the number identifies a person or entity different from the bank identified by name, execution of the payment order, payment to the beneficiary, cancellation of the payment order or actions taken by any bank in respect of such payment order may be made solely on the basis of the number. The Global Sub-custodian shall not be liable for interest on the amount of any payment order that was not authorized or was erroneously executed unless the Bank so notifies the Global Sub-custodian within thirty (30) business days following the Bank’s receipt of notice that such payment order had been processed.  If a payment order in the name of the Bank and accepted by the Global Sub-custodian was not authorized by the Bank, the liability of the parties will be governed by the applicable provisions of UCC 4A.

6.           Laws and Regulations.   The rights and obligations of the Global Sub-custodian and the Bank with respect to any payment order executed pursuant to this Funds Transfer Services Schedule will be governed by any applicable laws, regulations, circulars and funds transfer system rules, the laws and regulations of the United States of America and of other relevant countries including exchange control regulations and limitations on dealings or other sanctions, and including without limitation those sanctions imposed under the law of the United States of America by the Office of Foreign Assets Control.  Any taxes, fines, costs, charges or fees imposed by relevant authorities on such transactions shall be for the account of the Bank.

7.           Miscellaneous.   All accounts opened by the Bank or its authorized agents at the Global Sub-custodian subsequent to the date hereof shall be governed by this Funds Transfer Schedule.  All terms used in this Funds Transfer Services Schedule shall have the meaning set forth in Article 4A of the Uniform Commercial Code as currently in effect in the State of New York (UCC 4A) unless otherwise set forth herein. The terms and conditions of this Funds Transfer Services Schedule are in addition to, and do not modify or otherwise affect, the terms and conditions of the Agreement and any other agreement or arrangement between the parties hereto.

8.           Indemnification.   The Global Sub-custodian does not recommend the sending of instructions by telefax or telephonic means as provided in Paragraph 2.  BY ELECTING TO SEND INSTRUCTIONS BY TELEFAX OR TELEPHONIC MEANS, THE BANK AGREES TO INDEMNIFY THE GLOBAL SUB-CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM UNLESS SUCH LOSSES ARE THE RESULT OF THE NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF GLOBAL SUB-CUSTODIAN.
_____________________________________________

OPTIONAL:  The Global Sub-custodian will perform a Callback if instructions are sent by telefax or telephonic means as provided in Paragraph 2. THE BANK MAY, AT ITS OWN RISK AND BY HEREBY AGREEING TO INDEMNIFY THE GLOBAL SUB-CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM, ELECT TO WAIVE A CALLBACK BY THE CUSTODIAN BY INITIALLING HERE:____
_____________________________________________

The undersigned acknowledges that (I/we) have received a copy of this document.

Accepted and agreed:

BROWN BROTHERS HARRIMAN & CO.                                                                                                THE HUNTINGTON NATIONAL BANK

By: __________________________________                                                                                                By: ________________________________
Name:                                                                                     Name:
Title:                                                                           Title:
Date:                                                                           Date:

ELECTRONIC AND ON-LINE SERVICES
SCHEDULE

This Electronic and On-Line Services Schedule (this Schedule) to the Global Sub-custodian Agreement dated as of _____________________(as amended from time to time hereafter, the Agreement) by and between Brown Brothers Harriman & Co. (the Global Sub-custodian) and The Huntington National Bank (the Bank), provides general provisions governing the Bank’s use of and access to the Services (as hereinafter defined) provided to the Bank by the Global Sub-custodian via the Internet (at www.bbhco.com or such other URL as the Global Sub-custodian may instruct the Bank to use to access the Global Sub-custodian’s products) and via a direct dial-up connection between  the Global Sub-custodian’s and the Bank’s computers, as of ________________, _____, 2008 (the Effective Date). Use of the Services constitutes acceptance of the terms and conditions of this Schedule, any Appendices hereto, the Terms and Conditions posted on the Global Sub-custodian’s web site, and any terms and conditions specifically governing a particular Service or the Global Sub-custodian’s other products, which may be set forth in the Agreement or in a separate related agreement (collectively, the Related Agreements).

1.	General Terms.
The Bank will be granted access to the Global Sub-custodian’s suite of online products, which may include, but shall not be limited to the following services via the Internet or dial-up connection (each separate service is a Service; collectively referred to as the Services):

1.1.	BIDS® and BIDS WorldView, a system for effectuating securities and fund trade instruction and execution, processing and handling instructions, and for the input and retrieval of other information;

1.2.	F/X WorldView, a system for executing foreign exchange trades;

1.3.	Fund WorldView, a system for receiving fund and prospectus information;

1.4.	BBHCOnnect, a system for placing securities trade instructions and following the status and detail of trades;

1.5.	ActionViewSM, a system for receiving certain corporate action information;

1.6.	Risk View, an interactive portfolio risk analysis tool; and

1.7.	Such other services as the Global Sub-custodian shall from time to time offer.

The Global Sub-custodian does not guarantee the accuracy, timeliness and completeness of on-line account information such as holdings and transaction information provided.

2.	Security / Passwords.

2.1.
A digital certificate and/or an encryption key may be required to access certain Services.  The Bank may apply for a digital certificate and/or an encryption key by following the procedures set forth at http://www.bbh.com/certs/. The Bank also will need an identification code (ID) and password(s) (Password) to access the Services.

2.2.
The Bank agrees to safeguard the Bank’s digital certificate and/or encryption key, ID, and Password and not to give or make available, intentionally or otherwise, the Bank’s digital certificate, ID, and/or Password to any unauthorized person.  The Bank must immediately notify the Custodian in writing if the Bank believes that the Bank’s digital certificate and/or encryption key, Password, or ID has been compromised or if the Bank suspects unauthorized access to the Bank’s  account by means of the Services or otherwise, or when a person to whom a digital certificate and/or an encryption key, Password, or ID has been assigned leaves or is no longer permitted to access the Services.

2.3.
The Global Sub-custodian will not be responsible for any breach of security, or for any unauthorized trading or theft by any third party, caused by the Bank’s failure (be it intentional, unintentional, or negligent) to maintain the confidentiality of the Bank’s  ID and/or Password and/or the security of the Bank’s  digital certificate and/or encryption key.

3.	Instructions.

3.1.	Instructions under this Schedule shall be provided as designated in the Related Agreements

3.2.	The following additional provisions apply to Instructions provided via the Services:

a.	Instructions sent by electronic mail will not be accepted or acted upon.
b.
The Bank authorizes the Global Sub-custodian to act upon Instructions received through the Services utilizing the Bank’s digital certificate, ID, and/or Password as though they were duly authorized written instructions, without any duty of verification or inquiry on the Global Sub-custodian’s part, and agree to hold the Global Sub-custodian harmless for any losses the Bank experiences as a result.

c.
From time to time, the temporary unavailability of third party telecommunications or computer systems required by the Services may result in a delay in processing Instructions.  In such an event, the Global Sub-custodian shall not be liable to the Bank or any third party for any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind (including without limitation, reasonable attorneys', accountants', consultants', or experts' fees and disbursements) that the Bank experiences due to such a delay.

4.	Electronic Documents.
The Global Sub-custodian may make periodic statements, disclosures, notices, and other documents available to the Bank electronically, and, subject to any delivery and receipt verification procedures required by law, the Bank agrees to receive such documents electronically and to check the statements for accuracy.  If the Bank believes any such statement contains incorrect information, the Bank must follow the procedures set forth in the Related Agreement(s).

5.	Malicious Code.
The Bank understands and agrees that it will be responsible for the introduction (by the Bank,  the Bank’s employees, agents, or representatives) into the Services, whether intentional or unintentional, of (i) any virus or other code, program, or sub-program that damages or interferes with the operation of the computer system containing the code, program or sub-program, or halts, disables, or interferes with the operation of the Services themselves; or (ii) any device, method, or token whose knowing or intended purpose is to permit any person to circumvent the normal security of the Services or the system containing the software code for the Services (Malicious Code).  The Bank agrees to take all necessary actions and precautions to prevent the introduction and proliferation of any Malicious Code into those systems that interact with the Services.

6.	Indemnification.
For avoidance of doubt, The Bank  hereby agree that the provisions in the Related Agreement(s) related to the Bank’s indemnification of the Global Sub-custodian and any limitations on the Global Sub-custodian’s liability and responsibilities to the Bank shall be applicable to this Agreement, and are hereby expressly incorporated herein. The Bank agrees that the Services are comprised of telecommunications and computer systems, and that it is possible that Instructions, information, transactions, or account reports might be added to, changed, or omitted by electronic or programming malfunction, unauthorized access, or other failure of the systems which comprise the Services, despite the security features that have been designed into the Services. The Bank agrees that the Global Sub-custodian will not be liable for any action taken or not taken in complying with the terms of this Schedule, except for willful misconduct or gross negligence.  The provisions of this paragraph shall survive the termination of this Schedule and the Related Agreements.

7.	Payment.
The Bank may be charged for services hereunder as set forth in a fee schedule from time to time agreed by the Global Sub-custodian and Bank.

8.	Term/Termination.

8.1.
This Schedule is effective as of the date the Bank signs it or first uses the Services, whichever is first, and continues in effect until such time as either the Bank or the Global Subcustodian terminate the Schedule in accordance with this Section 8 and/or until the Bank’s off-line use of the Services is terminated.

8.2.
The Global Sub-custodian may terminate the Bank’s access to the Services at any time, for any reason, with five (5) business days prior notice; provided that the Global Sub-custodian may terminate the Bank’s access to the Services with no prior notice (i) if the Bank’s account with the Global Sub-custodian is closed, (ii) if the Bank fails to comply with any of the terms of this Agreement, (iii) if the Global Sub-custodian believes that the Bank’s continued access to the Services poses a security risk, or (iv) if the Global Sub-custodian believes that the Bank is violating or has violated applicable laws, and the Global Sub-custodian will not be liable for any loss the Bank may experience as a result of such termination.  The Bank may terminate the Fund’s access to the Services at any time by giving the Global Sub-custodian ten (10) business days notice.  Upon termination, the Global Sub-custodian will cancel all the Bank’s Passwords and IDs and any in-process or pending Instructions will be carried out or cancelled, at the Global Sub-custodian’s sole discretion.

9.	Miscellaneous.

9.1.	Notices. All notices, requests, and demands (other than routine operational communications, such as Instructions) shall be in such form and effect as provided in the Related Agreement(s).

9.2.
Inconsistent Provisions.  Each Service may be governed by separate terms and conditions in addition to this Schedule and the Related Agreement(s).  Except where specifically provided to the contrary in this Schedule, in the event that such separate terms and conditions conflict with this Schedule and the Related Agreement(s), the provisions of this Schedule shall prevail to the extent this Schedule applies to the transaction in question.

9.3.
Binding Effect; Assignment; Severability.  This Schedule shall be binding on you, your employees, officers and agents.  We may assign or delegate our rights and duties under this Schedule at any time without notice to you.  Your rights under this Schedule may not be assigned without our prior written consent. In the event that any provision of this Schedule conflicts with the law under which this Schedule is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over you and us, such provision shall be deemed to be restated to effectuate as nearly as possible the purposes of the Schedule in accordance with applicable law.  The remaining provisions of this Schedule and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

9.4.
Choice of Law; Jury Trial. This Schedule shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws. Each party agrees to waive its right to trial by jury in any action or proceeding based upon or related to this Agreement.  The parties agree that all actions and proceedings based upon or relating to this Schedule shall be litigated exclusively in the federal and state courts located within New York City, New York.

The undersigned acknowledges that the Bank has received a copy of this document

THE HUNTINTON NATIONAL BANK

By:
Title:
Date:

APPENDIX A

17f-5 DELEGATION SCHEDULE

By its execution of this Delegation Schedule dated as of _____________, 2008,  between THE HUNTINGTON NATIONAL BANK, a national bank organized under the laws of the United States (the Bank) acting on behalf of the management investment companies each of whom is registered with the Securities and Exchange Commission (the Commission) under the Investment Company Act of 1940, as amended (the 1940 Act) and listed on Appendix A of the Global Sub-custodian Agreement (each a “Fund” and collectively the “Funds”), the Bank hereby appoints BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the Delegate) as its delegate to perform certain functions with respect to the custody of  the Funds’ Assets outside the United States.

WHEREAS the Bank at the direction of each Fund, has appointed the Delegate as Global Sub-custodian (“Global Sub-custodian”) of each Fund’s Assets pursuant to the Custodian Agreement between the Bank and the Delegate dated _______________________ (“Custodian Agreement”);

WHEREAS a Fund may, from time to time, determine to invest and maintain some or all of the Fund’s Assets outside of the United States;

WHEREAS the Bank at the direction of each Fund wishes to delegate to the Delegate certain functions with respect to the custody of Fund’s Assets outside the United States;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Bank on behalf of the Funds and the Delegate agree as follows:

1.           Maintenance of Fund's Assets Abroad.   The Bank, acting on behalf of the Fund’s, hereby instructs the Delegate pursuant to the terms of the Custodian Agreement to place and maintain the Fund's Assets in countries outside the United States in accordance with Instructions received from the Bank.  Such instruction shall constitute an Instruction under the terms of the Custodian Agreement. The Bank acknowledges that (a) the Delegate shall perform services hereunder only with respect to the countries where it accepts delegation as Foreign Custody Manager as indicated on the Delegate’s Global Custody Network Listing; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Schedule shall require the Delegate to provide delegated or custodial services in any country, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services.

2.           Delegation.                           Pursuant to the provisions of Rule 17f-5 under the 1940 Act as amended, the Bank on behalf of the Funds hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform only those duties set forth in this Delegation Schedule concerning the safekeeping of the Fund's Assets in each of the countries as to which it acts as delegate. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Bank, on behalf of the Funds, as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Fund's Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Bank confirms to the Delegate that the Bank on behalf of the Funds has considered the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining the Fund's Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Securities Depository in the context of information provided by the Global Sub-custodian in the performance of its duties as required under Rule 17f-7 and the terms of the Global Sub-custodian Agreement governing such duties), and the laws relating to the safekeeping and recovery of the Fund's Assets held in custody pursuant to the terms of the Custodian Agreement.

3.           Selection of Eligible Foreign Custodian and Contract Administration.                                                                                                                          The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Fund’s foreign custodial arrangements:

(a)           Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Fund's Assets with an Eligible Foreign Custodian, provided that the Delegate shall have determined that the Fund's Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering factors relevant to the safekeeping of such assets including without limitation:

(i)           The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;
(ii)           Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Fund's Assets;
(iii)           The Eligible Foreign Custodian's general reputation and standing; and
(iv)           Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination to the best of its knowledge and belief based only on information reasonably available to it.

(b)           Contract Administration.  The Delegate shall cause that the foreign custody arrangements with an Eligible Foreign Custodian shall be governed by a written contract that the Delegate has determined will provide reasonable care for Fund assets based on the standards applicable to custodians in the relevant market.  Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

(i)           For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;
(ii)           That the Fund's Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;
(iii)           That beneficial ownership of the Fund's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;
(iv)           That adequate records will be maintained identifying the Fund's Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;
(v)           That the Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and
(vi)           That the Delegate will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund's Assets, including, but not limited to, notification of any transfer to or from the Fund's account or a third party account containing the Fund's Assets.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Fund's Assets as the specified provisions, in their entirety.

(c)           Limitation to Delegated Selection.   Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7 of this Delegation Schedule.

4.           Monitoring.                           The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Fund's Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Schedule.  The Delegate shall monitor the continuing appropriateness of placement of the Fund's Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule.  The Delegate shall monitor the continuing appropriateness of the contract governing the Fund's arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

5.           Reporting.                           At least annually and more frequently as mutually agreed between the parties, the Delegate shall provide to the Board written reports specifying placement of the Fund's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Schedule and shall promptly report on any material changes to such foreign custody arrangements.  Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 of this Delegation Schedule only to the extent specifically agreed with respect to the particular situation.

6.           Withdrawal of Fund's Assets.                                                            If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Delegation Schedule no longer meets the requirements of said Section, Delegate shall withdraw the Fund's Assets from the non-complying arrangement as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund's Assets or would materially impair the liquidity, value or other investment characteristics of the Fund's Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with Instructions of the  Bank with respect to such liquidation or other withdrawal.

7.           Direction as to Eligible Foreign Custodian.  Notwithstanding this Delegation Schedule, the Bank may direct the Delegate to place and maintain the Fund's Assets with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Global Sub-custodian will not provide delegation services.  In such event, the Delegate shall be entitled to rely on any such instruction as an Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance.

8.           Standard of Care.                                      In carrying out its duties under this Delegation Schedule, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Fund's Assets would exercise.

9.            Representations.                                      The Delegate hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

The Bank hereby represents and warrants that each Board of Directors has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Bank and is a legal, valid and binding agreement of the Bank.

10.           Effectiveness; termination.                                                                 This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate's signature.   This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party.  Such termination shall be effective on the 30th calendar day following the date on which the non-terminating party shall receive the foregoing notice.  The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

11.           Notices.                                Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12.           Definitions.                                Capitalized terms not otherwise defined in this Delegation Schedule have the following meanings:

a.           Country Risk – shall have the meaning set forth in Section 9.1.2 of the Custodian Agreement.

b.           Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) of the 1940 Act and shall also include a U.S. Bank.

c.           Fund's Assets - shall mean any of the Fund's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

d.           Instructions - shall have the meaning set forth in the Custodian Agreement.

e.           Securities Depository - shall have the meaning set forth in Rule 17f-7 of the 1940 Act.

f.           Sovereign Risk - shall have the meaning set forth in Section 6.3 of the Custodian Agreement.

g ..           U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

13.           Governing Law and Jurisdiction.                                                                This Delegation Schedule shall be construed in accordance with the laws of the State of New York.  The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or the Commonwealth of Massachusetts or of the state courts of either such State or such Commonwealth.

14.           Fees.                      Delegate shall perform its functions under this Delegation Schedule for the compensation determined under the Custodian Agreement.

15.           Integration.                                This Delegation Schedule sets forth all of the Delegate's duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties.  The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custodian Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Schedule to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.                                                                                                THE HUNTINGTON NATIONAL BANK

By: __________________________________                                                                                                By: ________________________________
Name:                                                                                     Name:
Title:                                                                           Title: